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Amarin Corporation plc

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below are communications used by the Company beginning on February 2, 2023, which are posted to such website, including a press release, transcripts of Board member video messages, and other communications. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information

The following is a press release and shareholder letter issued by the Company:

Amarin Mails Letter to Shareholders Highlighting New Board and Superior Leadership

Significantly Refreshed Board Overseeing Successful Execution of Amarin’s Transformation Plan to Drive

Short- and Long-Term Value; Outmatches Sarissa’s Slate in Every Critical Area

Chairman Per Wold-Olsen Brings Critical Experience and Leadership

Releases Additional Board Videos Available at www.voteamarin.com

Urges Shareholders to Vote “AGAINST” Sarissa’s Proposals on the WHITE Proxy Card

DUBLIN, Ireland and BRIDGEWATER, N.J. February 2, 2023 – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that it has mailed a letter to shareholders in connection with the General Meeting of Shareholders urging shareholders to vote “AGAINST” all proposals on the WHITE proxy card. The General Meeting of Shareholders is scheduled to be held on February 28, 2023, and shareholders of record as of January 23, 2023, will be entitled to vote at the meeting.

The Company also released additional videos featuring its Board of Directors, which can be viewed at www.voteamarin.com. The full text of the letter being mailed to shareholders follows:

Dear Shareholder,

At the upcoming General Meeting on February 28, 2023, Sarissa Capital Management is attempting to remove our newly appointed Board Chair, Per Wold-Olsen, and nearly double the size of the Amarin Board with an underqualified slate of seven nominees. This change would dramatically impede momentum that is underway and significantly risk the short- and long-term value of your investment.

Your Board and management team are actively executing a thoughtful and practical strategic plan designed to create value now. This is a NEW Amarin with a NEW Board, a NEW leadership team and a NEW strategy.

We urge you to vote “AGAINST” Sarissa’s harmful proposals on the WHITE proxy card.

Please follow the instructions on the enclosed WHITE proxy card and vote by telephone, internet or mail. For ADS holders, the deadline to submit your vote is 3 PM GMT (10 AM ET) February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) February 24, 2023.

Scan this QR code to hear directly from our Board of Directors about the opportunity we see for Amarin and why you should vote AGAINST Sarissa’s proposals. We also encourage you to submit your questions and we will answer the most frequently asked questions in the coming weeks.

The Change Agents Amarin Needs Are Already Here

When we embarked on our Board refreshment process in October 2021, we did so with one goal: recruit individuals with a specific set of skills to shape Amarin’s new strategy and support its execution – and we have done it. The Amarin Board now consists of nine directors – six of whom were appointed in the last year. We have also completely refreshed our Board leadership structure – appointing Mr. Wold-Olsen as Chairman of the Board and Chair of Amarin’s Renumeration Committee, Erin Enright as Chair of Amarin’s Audit Committee and Adam Berger as Chair of Amarin’s Nominating and Corporate Governance Committee.

We will continue to take proactive, decisive actions to transform Amarin and better position the Company to succeed and drive value. The refreshed Board, alongside the new management team, has contributed to substantial progress in a short period of time across all facets of the business – strategic, operational and financial. These efforts are reflected in Amarin’s performance in 2022 and early 2023, including:

•	Secured six international regulatory approvals in 2022 and regulatory approval in New Zealand in January 2023

•	Obtained attractive reimbursement and pricing in five European countries and advanced five additional European markets to pricing negotiation

•	Delivered four consecutive quarters of U.S. revenue stabilization

•	Implemented $100 million annual cost savings plan in mid-2022, which has delivered actual savings of $50 million in the second half of 2022 and on track to achieve $100 million by mid-2023

•	Initiated and progressed initial fixed-dose combination program for icosapent ethyl, which will improve the future value, penetration and durability of our VASCEPA®/VAZKEPA® franchise in Europe

Per Wold-Olsen’s Experience and Leadership are Critical to Amarin’s Transformation

Since Mr. Wold-Olsen’s appointment to the Board in January 2022 and subsequently his appointment as Chairman in May 2022, he has demonstrated steadfast leadership and his contributions to Amarin have been far-reaching:

•	Providing critical oversight and assistance in navigating European pricing negotiations, which has led to five favorable pricing outcomes

•	Recognizing the need for cost containment, which led to a comprehensive cost savings plan that is well on-track

•	Emphasizing the importance of a new and purpose-built Board for Amarin’s transformation, which has resulted in a nearly 70% refreshed Board in the past year

•	Working closely with President and CEO Karim Mikhail and the rest of the Board to advance and refine our new strategy

Mr. Wold-Olsen is one of the most well-respected international healthcare executives in the world with a demonstrated ability to transform companies, and his track record of successful product launches is undisputed. During Mr. Wold-Olsen’s 30-year tenure at Merck, he:

•	Oversaw multiple global launches of multi-billion-dollar products, including ZOCOR, FOSAMAX, VASOTEC, COZAAR AND VIOXX

•	Initiated critical regulatory filing strategies for new products in Europe that resulted in accelerated launches and significant strategic benefits

•	Doubled the European business’ revenue

•	Maintained profitability during a time of extensive patent cliffs

•	Restructured the EMEA Eastern Europe business and grew sales six-times

•	Built several landmark studies that served as key drivers of the company’s strategy to demonstrate clinical endpoint in large-scale outcomes trials

He has extensive governance experience from a number of prestigious pharmaceutical companies:

•	Chairman of H. Lundbeck – transformed the Company’s go-forward strategy, implemented Board and CEO transitions and restructured executive compensation program

•

Director of Gilead Sciences – oversaw asset acquisitions and global launch strategies of numerous Hepatitis C products resulting in an industry all-time revenue generation record and helped oversee the continued evolution of the Company’s HIV combination and commercial success of a multi-billion franchise

•	Chairman of Oncopeptides – built and downsized the Company’s U.S. organization over 12 months, following the loss of continued commercialization opportunity

•	Chairman of the Great Nordic Company – led the transformation of the Company from near bankruptcy in 2008 to being a global innovation leader today

•	Chairman of the Advisory Committee of Novo Holdings, one of the world’s largest healthcare investors

Our Board Has the Expertise Amarin Needs; Sarissa’s Slate Does Not Offer the Skills Amarin Needs

Amarin is at a critical inflection point. Now, more than ever, we must remain focused on driving positive pricing and reimbursement decisions in Europe, continuing to stabilize the U.S. business, advancing our international strategy and progressing on our FDC program.

As we continue our work, our Board refreshment process remains active. We are open to all qualified candidates and have offered to interview two of Sarissa’s new nominees with backgrounds in specific areas we are evaluating as part of our ongoing Board refreshment process. The newly refreshed Amarin Board has put the Company on a solid path on which management is executing. Amarin’s new strategy is taking root and deserves another year to prove the value it is creating. Sarissa and its candidates have not put forth any plan to deliver value.

The Board continues to look to augment its skillset with strong experience in cardiology and commercial execution. As we evaluate candidates who have those skills, we offered to interview two of Sarissa’s nominees, Paul Cohen, MD and cardiologist, and Diane Sullivan, who has some experience with commercial launches. Sarissa has indicated that any engagement is predicated on shareholder representation. We are here to build the best Board possible to generate value for all shareholders – shouldn’t that be Sarissa’s goal too? Sarissa’s other candidates do not provide incremental industry or public company expertise beyond the Board’s current makeup to help oversee Amarin’s execution. This is why we recommend that Amarin shareholders vote against adding Sarissa’s slate to the Board.

Your Vote is Important – Help Ensure Amarin’s Continued Momentum

Our refreshed Board is best equipped to guide the NEW Amarin. Our highly relevant experience in international, and in particular European, cardiovascular and related product launches has been vital to Amarin’s early success. Do not let Sarissa derail Amarin’s positive trajectory by replacing your Chairman and appointing its hand-picked, underqualified nominees. We do not believe the changes to the Board proposed by Sarissa are warranted or in the best interests of all shareholders at this time.

Protect the value of your investment and vote the WHITE proxy card today “AGAINST” all of Sarissa’s resolutions.

Thank you for your support,

The Amarin Board of Directors

YOUR VOTE IS IMPORTANT! If you have any questions, or need assistance in voting your ADS or shares on the WHITE proxy card, please call our proxy solicitor:
Morrow Sodali LLC	Okapi Partners LLC
509 Madison Avenue, 12th Floor	1212 Avenue of the Americas, 17th Floor
New York, NY 10022	New York, NY 10036

Toll-free: 1 (800) 662-5200	Toll-free: 1 (844) 343-2625
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Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and

Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

The following is a transcript of a video message by Adam Berger issued by the Company:

Adam Berger: Hi, my name is Adam Berger. I am one of the more recent additions to the Amarin Board, having joined in October 2022.

My background is in healthcare investment banking, specifically M&A. I spent 17 years at Citi, three years at Leerink and 11 years at Wells Fargo. I have deep experience in advising companies on sell-side and buyside M&A deals and look forward to bringing that knowledge to help maximize value at Amarin. But what you may not know about me is my experience in international healthcare and the cardiovascular space.

This really opened my eyes to how vast the industry is. From pipeline development to specialties to launch activities, I’ve had a front row seat to learn the ins and outs of how healthcare companies are managed and valued in the marketplace.

Since I joined in October, I can assure you that nothing has been left off the table. My M&A expertise is why I was selected to join the Board. We explore every option available to you to maximize value for you. And all of the Amarin Directors are personally invested in this Company. We want, as much as anyone, to see this stock do incredibly well.

What I have come to learn is that value comes with experience. You need to consider who is running the business - a management team - and who is overseeing the business - a Board of Directors. So when I think of Amarin’s value, it’s tremendous. Not just because of the Company’s R&D and product innovation, which is one-of-a kind, but the team behind it. This team is in sync and is doing an outstanding job transforming the business.

As for the Board, I was appointed in the midst of the refreshment efforts. It was abundantly clear to me in my interview process that Amarin recognized the need for change. And as the new Chair of our Nominating and Corporate Governance Committee, I can tell you that same commitment is true today. Just last month we appointed Dr. Murray Stewart to the Board. Amping up our cardiovascular and medical experience has been one of the key focus areas and exactly why we chose Murray.

While we have several directors with cardio experience, we wanted to add expertise in academic and clinical development within the specialty. The Board must be well-rounded in every skillset. We can’t just check one box. As an M&A banker, I’ve watched from the sidelines as boards become stagnant, failing to evolve with a company. In healthcare specifically, evolution and innovation are the name of the game and that’s true at every level of our organization.

Changing the Board over isn’t easy – but Amarin did it. Today, six of the nine directors joined within the last year. And we have appointed Per Wold-Olsen as our new Chairman. Per has been the biggest voice of change. He has been at Karim’s side as a key architect of the transformation plan. I want you to know that Per’s sole focus is driving this company forward. He, along with all of us, takes this responsibility incredibly seriously.

We are working together to oversee change at Amarin. I hope we can count on your support.

The following is a transcript of a video message by Alfonso Zulueta issued by the Company:

Alfonso Zulueta: Hi, my name is Alfonso ‘Chito’ Zulueta. I’ve been a Director on the Amarin Board since May 2022. I spent over 30 years of my career at Eli Lilly and Company. At various points in time, I oversaw operations across all large global regions of Eli Lilly, and oversaw all product development, technical development across the key therapeutic areas that Eli Lilly was involved in. My last position was President of International, having Profit and Loss (P&L) responsibility for all of Eli Lilly’s business outside the U.S. and Canada.

I retired at the end of 2021, and I’ve now dedicated my professional work to board service. In addition to the Amarin Board, I serve on two other public companies. When I was President of Eli Lilly’s International Business, I had the opportunity to work with Eli Lilly’s Board on a regular basis. I would present our strategies, our plans for launch, or any business development efforts, marketing plans. At the same time, I had to share with them our quarterly results. I was always impressed by how involved and effective the Board was with every decision. They were there to challenge us in new and different ways of thinking. Now as a director in a number of companies, I strive to have that same level of hands-on involvement. For Amarin in particular, with Karim and his excellent team, I do the same, and I can see that level of engagement extends to every director on our Amarin Board.

For all three Boards I serve on, the common thread is cohesion. Any Board needs to work well and work hard and respect one another. To me, this means being open to each other’s ideas and acknowledging that no single person has the right answer. When I was going through the recruiting process to join Amarin, the sense of collaboration really stood out to me. It’s a value all my fellow directors at Amarin share. I’m one of six new directors at Amarin. Each bringing their own expertise and each one jumping right in working with one another and working hard with the Amarin team, with a true sense of collaboration and respect. Through our effective Chairman, important decisions have been made and actions taken in the last 6 to 8 months that put Amarin on the right track. And the results, I believe, are beginning to show that. We’re on this Board because we genuinely want to help Amarin succeed.

Dividing this Board would impede Amarin’s momentum. We must ensure that doesn’t happen.

The following is a transcript of a video message by Dr. Murray Stewart issued by the Company:

Dr. Murray Stewart: Hello, my name is Dr. Murray Stewart. Amarin’s Board refreshment program has been a top priority and I am the most recent example, having joined the Board just a few weeks ago. I’m a physician by training and spent a lot of my early career in academia. I then went into the business world where I gained experience in both large and small pharma as Chief Medical Officer of GlaxoSmithKline’s Pharmaceuticals and Rhythm Pharmaceuticals.

My primary drive has always been cardiometabolic development and bringing products to patients that makes a difference to their lives. That’s why I’m on the Amarin Board. My scientific background has taught me firsthand that to market launch any product - no matter what it is - you need an R&D engine, the right science and strong clinical data that delivers value. Now before I take on any role – whether I’m the Chief Medical Officer or a Board member – my first requirement is that I’m passionate about the company and the company is putting the patient as a priority. I see this with Amarin. The science is unmatched. There is strong cardiovascular outcome data. Amarin is putting the patient first with cardiovascular health front and center of disease management.

This is really what attracted me to Amarin. Our goal is to become a global, diversified, cardiometabolic player. And this is within reach and I’m excited to be part of the Amarin story. Though only for a few weeks, my time on the Board has been incredibly rewarding. For example, it’s refreshing to see such a dedicated, focused and passionate team of people here at Amarin. In the Boardroom, at the management level, and really across the entire company. And I believe this drive is directly attributable to the emphasis the Board places on attracting diverse talent. Not only amongst ourselves as directors, but in the senior management team.

They come from the best of the best. Novartis, Amgen, Pfizer, Bristol Myers Squibb and Abbvie. The list goes on. They have over 125 years experience with cardiometabolic products. They have launched over 30 cardiometabolic related products in over 40 markets. So, I’m in good company. Now as Amarin’s newest director, I feel I owe it to you to share some insights on the Board’s refreshment process. My interview process was nothing short of rigorous. I was challenged on my experience and the value that I would bring to the Company. I was interviewed by every director and assessed on both my technical ability and behavioral fit, as it should be for such an important role. And for anyone to say otherwise would be untrue. So, when I think of success for Amarin, it’s this entire team. Trust me when I tell you we know what we’re doing. On behalf of the Board, I’d like to thank you for your support.

The following is a transcript of a video message by Erin Enright issued by the Company:

Erin Enright: Hi, I’m Erin Enright and I’ve been a member of the Amarin Board of Directors since May of 2022. I also serve as the Chair of our Audit Committee. My entire career has been at the intersection of healthcare and finance. I currently serve as a managing director of Prettybrook Partners, a family office focused on medtech investments. Previously, I served as an operating executive in my roles as Chief Financial Officer at InfuSystem and President of Lee Medical.

Through these experiences and my service on other boards, I’ve gained great perspective on operational excellence, financial discipline and the key role business development plays in healthcare companies. As I joined the Amarin Board, the Company was in the process of developing its $100-million-dollar cost saving plan. I helped Karim and our new CFO, Tom, work through the hard, but necessary, changes to stabilize our U.S. business while maximizing cash flow from our significant revenues. I was really able to add value in my Board role working with our finance and supply chain executives to help identify the areas of the business we needed to rapidly adapt to maximize profitability and cash flow given our changing market dynamics. In a very short time, our Board has worked hand-in-hand with Karim and the management team to put this plan into action, and we’re on track to achieving our 100-million-dollar cost cutting commitment. While we are happy with our business agility to date, we recognize both U.S. and European markets require constant flexibility, and we are keenly focused on our responsibilities to anticipate and respond to any changes.

To give you a look into our boardroom, when it comes to business development, we look at every single option at every single board meeting. Nothing is off limits. I am proud to be on a board that knows the opportunities in our industry extremely well – as many of my colleagues have extensive experience in big pharma. We have only come together recently, but we’re committed, connected and regularly assess all options to enhance value. This is especially true of our Chairman, Per Wold-Olsen. He is among one of the most well-respected international healthcare executives. He has transformed companies from near bankruptcy to significant commercial businesses, and his track record of successful product launches is undisputed. In the boardroom, Per has demonstrated steadfast leadership. I believe he’s critical to our success.

Amarin’s current board challenges each other at every meeting. We have a very diverse set of skills, and we are unafraid to ask the whys, the whats, and the hows of management’s proposals. Our varying experiences complement each other as we robustly analyze the best course of action to Amarin’s various challenges. As a very new Board, our work is just beginning. I’m very excited for what’s ahead for the Company and all of us as shareholders. Thank you for your support.

The following is a transcript of a video message by Geraldine Murphy issued by the Company:

Geraldine Murphy: Hello, my name is Geraldine Murphy. I joined the Amarin Board in October of 2022.

After my 30-year career as a senior executive in pharma, I started my own consulting firm that specializes in change management and transformation. For me, the three keys to success for any company are: First – a unique and compelling product. For Amarin, this is VASCEPA – a revolutionary product with the potential to stop cardiovascular disease from being the leading cause of death. Second – a strong CEO. Karim Mikhail is foundational for Amarin’s success. He has developed a clearly defined transformation strategy and he’s a highly effective operator. And third – an independent, highly experienced and engaged Board. Amarin benefits from a world-class Board, with the right mix of strategic thinkers, healthcare leaders and financial experts.

Since joining the Amarin Board, I’ve been focusing a lot of my efforts on the European launch plans, including our pricing and reimbursement negotiations. My experience is that any company launching in a new market needs an army behind them, including a Board who knows what they’re doing with commercial execution. That is why the Board has sought out directors who have this experience. Product launches are not something you can learn overnight. You have to live and breathe it. My fellow directors and I have been through multiple large-scale international launches. We know what we’re doing. We know how to help. And we know what it takes to make Amarin succeed.

Please make sure your voice is heard and vote. And thank you for your support.

The following is a transcript of a video message by Jan van Heek issued by the Company:

Jan van Heek: Hello, my name is Jan van Heek. I have served on the Amarin Board since 2010. I am an advisor to biotech and healthcare companies, and I also serve as a director at Minerva Neurosciences.

Amarin is a profoundly different company today than when I first joined the Board. When we appointed Karim as CEO in 2021, we knew it was time for a bold change. As someone who has been with Amarin for a decade, I understand your frustration. The loss of patent protection was unexpected, and the stock suffered badly. But the Company reorganized quickly and rapidly changed course to address the generic competition. There was no doubt Karim was the answer. Karim exemplifies everything Amarin needed – a new vision, a new strategy and a new team.

He got to work quickly. In 18 months, Karim and his executive team have achieved the change Amarin needed, both in the U.S. and Europe. We didn’t stop there. We took the same attitude for change and applied it to the Board. We have a new Board for the New Amarin. The six new directors we have added, including our Chairman Per Wold-Olsen, are world-class. They are bold thinkers and experts in their respective fields. Each was appointed with purpose. After watching each of them take charge and put forward smart ideas, I know they are the right choice. The new Amarin is here to stay. I know the best is yet to come, and we appreciate your support.

The following is a transcript of a video message by Kristine Peterson issued by the Company:

Kristine Peterson: Hello, I’m Kris Peterson. I’ve served on the Amarin Board since 2010. My career has spanned pharma and biotech, both U.S. and Global, including numerous launches while at Bristol Myers Squibb, Biovail, Valeritas and Johnson & Johnson. In fact, when I was at BMS, I led the cardiovascular and metabolic disease unit, which included products that are considered gold standard treatments.

That’s why I joined the Amarin Board 12 years ago. I saw the potential that Vascepa has to impact cardiovascular disease and become a gold standard treatment for patients. And while that mission and our values have stayed the same, everything else has evolved. This evolution to the new Amarin has been exciting to be a part of. I serve on the Nominating and Corporate Governance Committee. We are responsible for overseeing Board refreshment, among other areas. So I wanted to spend some time telling you about our approach.

As directors, our responsibility is to our shareholders. We are your fiduciaries. Every piece of advice we give and every decision we make, we make with your best interests in mind. When we embarked on our Board refreshment process in October 2021, we hired an independent search firm to help us identify the right candidates for the new Amarin. We have since met with over 30 candidates. These interviews have been extensive, and we have had high expectations. And they meet with every member of our Board. To be seriously considered, any candidate needs to answer these key questions...

Number one. What specific skillsets can you bring to the Board that are relevant to Amarin? Two. What makes you different than the other directors we currently have? Three. What are the biggest opportunities you see for the Company and how can you help Amarin achieve those goals? And four. Why do you want to be on the Board?

All six of our new directors blew us away. Each had a clear vision for how they could uniquely contribute and whether they’ve been on the Board for eight months, three months or three weeks, they are doing what they said they would do. We asked Sarissa’s nominees these same key questions, but we heard nothing of substance. You want your Board to have substance. To have a point of view and a commitment to our future. And that is what the Amarin Board has today. I encourage you to vote and to support the Amarin Board!

The following is a statement posted by the Company on Twitter:

The new directors on the $AMRN Board are the change agents the Company needs. Hear directly from our directors about how $AMRN is executing its transformation plan to create value, now at www.voteamarin.com

The following is a series of internet advertisements issued by the Company:

Ad #1

Amarin Strategy | Stock Information | Driving Shareholder Value

New, profitable and sustainable path forward. Learn More Here.

Ad #2

Amarin Shareholders | Investor Relations Information | Driving Shareholder Value

Amarin rapidly advancing geographic expansion. Learn more about Amarin’s new strategy.

Ad #3

Amarin Vote | Upcoming General Meeting | Driving Shareholder Value

Setting the Record Straight. More information here and learn how to vote.

Ad #4

Amarin | Investor Information | Stock Price Information

Sustainable, revenue generation. Click Here to learn more about Amarin’s European Strategy.

Ad #5

Amarin Stock | Shareholder Information | Stock Price Information

Learn more about Amarin’s plan to drive shareholder value. And the Company’s qualified board of directors.

Ad #6

Amarin | Investor Information | Stock Price Information

Peak revenue opportunities. Click here to learn more about Amarin’s Global Strategy.